EDUCATION REALTY TRUST ANNOUNCES
FIRST QUARTER 2009 RESULTS

MEMPHIS, TN, April 27, 2009 — Education Realty Trust, Inc. (NYSE:EDR), a leader in the ownership, development and management of student housing, today announced operating results for the first quarter of 2009.

Note: All per share/unit results are reported on a weighted average basis for the respective periods.

First Quarter Highlights

•	Total revenue was $33.9 million versus $34.2 million in the prior year;

•	Operating income was $7.4 million versus $7.5 million for the comparable quarter of 2008;

•	Net income from continuing operations was $0.7 million compared to $1.0 million in 2008;

•
Funds from operations (FFO) declined $1.3 million to $7.8 million, or $0.26 per share/unit, versus $9.1 million, or $0.30 per share/unit, in 2008.  The decline was primarily related to a lower operating contribution from the Place Portfolio properties, including $0.8 million of lease termination fees recognized in 2008;

•
Same-community net operating income increased 5.9% on revenue growth of approximately 0.6% and operating expense reductions of 6.0% compared to 2008.  Excluding a $0.5 million loss on the sale of an asset recognized in 2008, expenses declined 0.9% and net operating income increased 1.7%; and

•	Financing was completed and Allen & O’Hara Development Company (AODC) began construction on 500 additional beds related to the third-party development contract at Colorado State University – Pueblo.

Paul O. Bower, Chairman, President and Chief Executive Officer commented, “We are encouraged by our first quarter results and by our portfolio’s resiliency despite economic headwinds. We have made progress in both our Place Portfolio which we took over 13 months ago and our challenged market properties but are not taking that improvement for granted. The benefits of our key initiatives put into place late in 2008 appear to be taking hold, and we will continue working diligently to ensure that the Company delivers solid results over the balance of 2009.”

Mr. Bower concluded, “Maintaining financial flexibility is also a top priority.  We are evaluating a number of options and alternatives to address the $98.7 million of debt maturing in December in an effort to afford our balance sheet additional flexibility both in the near and long term.”

First Quarter Operating Results

Total revenue declined $0.3 million or 1.0% to $33.9 million for the quarter from $34.2 million in 2008.  Student housing leasing revenue increased $2.5 million or 9.5% to $28.7 million.  The increase included $1.6 million related to the Place Portfolio properties, $0.8 million related to The Reserve at Saluki Point community, which opened in the fall of 2008, and $0.1 million related to an approximate 0.6% increase in same-community revenue.  Other leasing revenue was down $1.9 million as a result of the January 2008 termination of the 13 property lease with Place Properties.

Third-party development services revenue declined $0.3 million or 18.5% to $1.5 million primarily as a result of project timing.  Third-party management services revenue declined 6.8% to $0.9 million.  Management fees were down from prior year primarily due to the cancelation of a contract related to a five property portfolio in Michigan last fall.  This was partially offset by revenue from three new contracts and a net increase in fees from existing contracts.

Total operating expenses were $26.5 million for the first quarter of 2009, a decline of $0.2 million or 0.9% from the prior year.  Student housing operating expenses increased $0.6 million or 5.0%, including a $0.9 million increase related to the Place Properties’ operations and $0.3 million from the August 2008 opening of The Reserve at Saluki Point community.  These increases were offset by a $0.6 million, or 6.0%, decrease in same-community operating expenses.  Corporate general and administrative expenses increased 1.4% or just under $0.1 million to $4.0 million.

The Company had first quarter operating income of $7.4 million compared to $7.5 million in the same quarter of 2008.  Total non-operating expenses increased $0.3 million to $6.6 million in the first quarter of 2009.  The increase in non-operating expenses was primarily driven by a $0.2 million increase in interest expense, related to debt on the new community in Carbondale, IL and slightly higher rates on the $185.6 million of debt refinanced in December 2008.

Net income from continuing operations was $0.7 million, or $0.02 per weighted average diluted share, compared to $1.0 million, or $0.03 per weighted average diluted share, in the prior year.

FFO for the first quarter of 2009 was $7.8 million compared to $9.1 million in 2008.  FFO per share/unit was $0.26 compared to $0.30 per share/unit.  The decline in FFO and FFO per share/unit reflects growth in student housing revenue and higher same-community NOI offset by a decline in third-party fee revenue and a lower operating contribution from the Place Portfolio compared to the prior year.  A reconciliation of FFO to net income (loss), in accordance with U.S. generally accepted accounting principles (GAAP) is included in the financial tables accompanying this release.

Same-Community Results

Revenue for the first quarter of 2009 was $22.7 million, an increase of approximately 0.6% over the first quarter of 2008.  Rental rate increases of approximately 3.4% and a 0.2% increase in other income were offset by an approximate 3.0% decline due to lower occupancy.  Operating expenses declined 6.0% to $9.5 million and net operating income was up 5.9% to $13.2 million.  A $0.5 million loss on the sale of an asset in the prior year was the primary driver of the decline in operating expenses.  However, a $0.4 million improvement in property general and administrative and maintenance expenses partially offset by higher marketing, utility and life safety costs also contributed to the expense improvement over 2008.

Place Portfolio Results

Operating contribution from the Place Portfolio declined $1.2 million to $2.6 million for the first quarter 2009.  For the three months ended March 31, 2009, the Place Portfolio produced net operating income of $2.6 million on student housing leasing revenue of $5.3 million and operating expenses of $2.7 million.  This compares to a net operating income of $1.9 million for the two months ended March 31, 2008, (subsequent to the January 31, 2008 lease termination) and other lease revenue of $1.9 million earned in 2008 under the lease and related termination agreement.  The other lease revenue recognized in 2008 included $0.8 million of the termination fees negotiated as part of the lease termination.

Community Occupancy

The average physical and economic occupancies on a same-community basis for the first quarter of 2009 were 92.3% and 92.7%, respectively, compared to 95.3% and 96.0% for the same quarter in 2008.  Physical occupancy is the average of occupied rooms at the end of each month, whereas economic occupancy represents net apartment rent on a US GAAP basis as a percentage of potential rent and reflects the impact of straight-line rent.  At March 31, 2009, the Place Portfolio had a physical occupancy of 79.5% compared to 85.8% at the same time last year.

Fall 2009 Leasing

As of April 26th, leasing on a same community basis reflected approximately 69.0% of beds applied for and 59.7% already leased compared to 69.9% and 62.3%, respectively, at this time last year.  Leasing for the three properties in the previously identified challenged markets shows 66.1% of beds applied for and 52.1% leased compared to 57.3% applied for and 49.8% leased one year ago.  Regarding the former Place portfolio, approximately 59.6% of the beds have been applied for and 49.4% have been leased compared to 47.4% and 38.8%, respectively, at this time last year.

An application is defined as a signed student lease without the receipt of an executed parental guarantee, which can take time to obtain.

Development Activity

The Company’s development subsidiary, AODC, helped close project financing and began construction on 500 additional beds related to the third-party development contract at Colorado State University – Pueblo.

Capital Structure

The Company had $32.9 million outstanding on its credit facility, with a remaining availability of $12.9 million, and cash and cash equivalents totaling $8.9 million at March 31, 2009.  Total mortgage and construction debt outstanding at March 31, 2009, excluding unamortized debt premiums, was $443.7 million with 79.6% of the Company’s debt at fixed rates.  Approximately $98.7 million or 22.2% of the Company’s mortgage and construction debt is currently due to mature in December 2009.  Management is currently engaged in negotiating replacement financing for this maturing debt.  At the end of the quarter, the Company’s combined outstanding common stock and partnership units totaled 29.6 million.

Dividend

On April 13, 2009, the Company declared its first quarter dividend of $0.1025 per share/unit, which is payable on May 15, 2009, to holders of record as of the close of business on April 30, 2009.

Earnings Guidance and Outlook

Based upon current estimates, the Company maintains its full year December 31, 2009 FFO per share/unit guidance of $0.70 to $0.80.

Webcast and Conference Call

The Company will host a webcast and conference call for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, April 28, 2009. The call will be hosted by Paul O. Bower, Chairman, President and Chief Executive Officer, and Randall H. Brown, Executive Vice President and Chief Financial Officer.

The conference call will be accessible by telephone and the Internet. Participants may access the call via live webcast by visiting the Company's investor relations Web site at www.educationrealty.com.  To access the call, participants from within the U.S. may dial (800) 219-6110, and participants from outside the U.S. may dial (303) 262-2140. The passcode for this call is 11129244.

The replay of the call will be available at approximately 12:00 noon Eastern Time on April 28, 2009 through midnight Eastern Time on May 5, 2009. To access the replay, the domestic dial-in number is (800) 405-2236, the international dial-in number is (303) 590-3000, and the passcode is 11129244.  The archive of the webcast will be available on the Company’s Web site for a limited time.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company's business that are not historical facts are “forward-looking statements.” Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such statements. Such risks are set forth under the captions “Item 1A. Risk Factors” and “Forward-Looking Statements” in our annual report on Form 10-K and under the caption “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and EDR undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

About Education Realty Trust

Education Realty Trust, Inc. (NYSE:EDR) is a self-administered, self-managed real estate investment trust that owns, develops and manages high-quality student housing communities throughout the United States. Led by a team with over 200 years of shared industry experience, EDR is one of America's largest owners and operators of collegiate student housing. Its portfolio includes 63 communities in 21 states with 37,152 owned and managed beds. For more information please visit the Company's Web site at www.educationrealty.com.

Contact:
Brad Cohen
ICR, LLC
203-682-8211
bcohen@icrinc.com

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Student housing properties, net	$727,005	$731,400
Student housing properties – held for sale	2,082	2,107
Assets under development	15,910	6,572
Corporate office furniture, net	1,342	1,465
Cash and cash equivalents	8,889	9,003
Restricted cash	5,342	5,595
Student contracts receivable, net	413	533
Receivable from affiliates	25	25
Receivable from third party management contracts	407	401
Goodwill and other intangibles, net	3,099	3,111
Other assets	13,019	17,435

Total assets	$777,533	$777,647

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$444,787	$442,259
Revolving line of credit	32,900	32,900
Accounts payable and accrued expenses	11,535	10,605
Accounts payable affiliate	-	-
Deferred revenue	8,626	9,954
Total liabilities	497,848	495,718

Commitments and contingencies	-	-

Equity:
Education Realty Trust, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 28,488,855 and 28,475,855 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	285	285
Preferred shares, $0.01 par value, 50,000,000 shares authorized,no shares issued and outstanding	-	-
Additional paid-in capital	305,599	308,356
Accumulated deficit	(40,948)	(41,381)
Total Education Realty Trust, Inc. stockholders' equity	264,936	267,260
Noncontrolling interest	14,749	14,669
Total equity	279,685	281,929

Total liabilities and equity	$777,533	$777,647

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
Unaudited

	Three months ended March 31, 2009	Three months ended March 31, 2008
Revenues:
Student housing leasing revenue	$28,720	$26,231
Student housing food service revenue	593	655
Other leasing revenue	-	1,945
Third-party development services	1,457	1,787
Third-party management services	909	975
Operating expense reimbursements	2,190	2,619
Total revenues	33,869	34,212

Operating expenses:
Student housing leasing operations	12,598	11,995
Student housing food service operations	572	633
General and administrative	3,994	3,937
Depreciation and amortization	7,164	7,569
Reimbursable operating expenses	2,190	2,619
Total operating expenses	26,518	26,753

Operating income	7,351	7,459

Nonoperating expenses:
Interest expense	6,352	6,164
Amortization of deferred financing costs	301	243
Interest income	(49)	(118)
Total nonoperating expenses	6.604	6,289

Income before equity in earnings of unconsolidated entities, income taxes, and discontinued operations	747	1,170

Equity in earnings of unconsolidated entities	100	(1)
Income before income taxes and discontinued operations	847	1,169

Income tax expense	188	191
Income from continuing operations	659	978

Income (loss) from discontinued operations	(16)	8
Net income	643	986

Less: Net income attributable to the noncontrolling interest	210	97
Net income attributable to Education Realty Trust, Inc.	$433	$889

Earnings per share information:
Income attributable to Education Realty Trust, Inc. common stockholders per share – basic
Continuing operations attributable to Education Realty Trust, Inc. common stockholders	$0.02	$0.03
Discontinued operations attributable to Education Realty Trust, Inc. common stockholders	-	-
Net income attributable to Education Realty Trust, Inc. common stockholders per share	$0.02	$0.03

Income attributable to Education Realty Trust, Inc. common stockholders per share – diluted
Continuing operations attributable to Education Realty Trust, Inc. common stockholders	$0.02	$0.03
Discontinued operations attributable to Education Realty Trust, Inc. common stockholders	-	-
Net income attributable to Education Realty Trust, Inc. common stockholders per share	$0.02	$0.03

Weighted-average common shares outstanding – basic	28, 516,522	28,508,788

Weighted-average common shares outstanding – diluted	29,637,517	29,678,393

Amounts attributable to Education Realty Trust, Inc. common shareholders
Income from continuing operations, net of tax	$448	$881
Income (loss) from discontinued operations, net of tax	(15)	8
Net income	$433	$889

EDUCATION REALTY TRUST, INC. AND SUBSIDIARIES
CALCULATION OF FFO
(Amounts in thousands, except share and per share data)
Unaudited

	Three months ended March 31,
	2009	2008

Net income	$433	$889

Loss on sale of student housing assets (2)	-	512
Real estate related depreciation and amortization	7,005	7,427
Equity portion of real estate depreciation and amortization on equity investees	122	125
Depreciation and amortization of discontinued operations	25	24
Noncontrolling interest	210	97
Funds from operations ("FFO")	$7,795	$9,074

FFO per weighted average share/unit (1)	$0.26	$0.30

Weighted average shares/units (1)	29,882,118	29,885,413

Notes:
(1)	Funds from operations (FFO) per weighted average share/unit was computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)	Represents the loss on sale of land and parking garage at University Towers.

FFO is an important supplemental measure of operating performance for EDR.  Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that when compared year over year, reflects the impact to operations from trends in occupancy rate, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

For a definition of FFO and a statement by management regarding the reasons for and significance of reporting FFO as a measure of performance, see Management’s Discussion and Analysis of Financial Condition and Results of Operations in the EDR annual report on Form 10-K for the year ended December 31, 2008.